UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (or Date of Earliest Event Reported): February 2, 2007
Trinsic, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-28467	59-3501119
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of Principal Executive Offices)
(813) 273-6261
(Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations.
Item 1.01— Entry into a Material Definitive Agreement
See Item 2.03 below.
Item 1.03 — Bankruptcy
On February 7, 2007, Trinsic, Inc., its two principal operating subsidiary corporations, Trinsic Communications, Inc. and Touch 1 Communications, Inc., and two other affiliated entities filed for protection under Chapter 11 of the United States Bankruptcy Code. We expect to continue operations as debtor-in-possession during our reorganization. As administratively consolidated, the name of the proceeding is “In Re Trinsic, Inc., et al.” Case # 07-10324 , in the United States Bankruptcy Court for the Southern District of Alabama.
Section 2. — Financial Information
Item 2.03 — Creation of Direct Financial Obligation
Concomitant with the bankruptcy filing described in Item 1.03, we entered into a Secured Super-Priority Debtor-In-Possession Credit Agreement with Thermo Credit LLC, which facility has been approved by the United States Bankruptcy Court for the Southern District of Alabama on an interim basis. Under that agreement Thermo Credit will advance to us up to $11 million, subject to certain limitations, including the level of our accounts receivable and certain reserves established by the Thermo Credit. The advances will be secured by first priority liens on all our assets under Section 364(d)(1) of the Bankruptcy Code. Interest will accrue at an annual rate equal to the prime rate plus 5%. Collections on accounts receivable will be the primary source of repayment.
Section 5. — Corporate Governance and Management
Item 5.02 — Election of Directors
On February 2, 2007, our board of directors elected our chief executive officer, Horace J. “Trey” Davis, III, to fill an open seat on the board. His term expires in 2007. His election was not pursuant to any arrangements or understandings with any other person. He is not expected to serve upon any committees of the board.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: February 8, 2007.

TRINSIC, INC.
BY:	/s/ Horace J. Davis, III
Name:	Horace J. Davis, III
Title:	Chief Executive Officer

A signed original of this Form 8-K has been provided to Trinsic, Inc. and will be retained by Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.